Exhibit 10.13

                             EMPLOYMENT AGREEMENT

                                    PREAMBLE

     This Employment Agreement ("Employment Agreement") is made and entered into as of the 18th day of October, 2004 (the "Agreement Date") by and among David M. Wing, an adult individual ("Wing"), and ATA Holdings Corp., an Indiana corporation ("ATAH").
                                    RECITALS
     WHEREAS:

     (A) Wing was formerly employed by ATAH as its Executive Vice President and Chief Financial Officer and was formerly a member of ATAH's board of directors.
     (B) Wing ceased to be an ATAH employee on or about June 24, 2004, and also subsequently ceased to be member of ATAH's board of directors.
     (C) ATAH desires that Wing return to employment with ATAH as its Executive Vice President and Chief Financial Officer.
     (D) Wing desires to return to employment with ATAH as its Executive Vice President and Chief Financial Officer.
     (E) ATAH's board of directors has approved this Employment Agreement and appointed Wing Executive Vice President and Chief Financial Officer effective upon execution of this Employment Agreement.
                                   AGREEMENTS
     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties agree as follows:

          Section 1. Appointment. Wing will become employed by ATAH effective on the Agreement Date and will assume the duties and responsibilities of ATAH's Executive Vice President and Chief Financial Officer upon execution of this Employment Agreement. Wing will thereafter serve as ATAH's Executive Vice President and Chief Financial Officer until the earlier of such time as: (a) Wing resigns or otherwise voluntarily terminates his employment with ATAH; or (b) ATAH's board of directors terminates Wing's employment, removes him from office, or appoints him to another position.

          Section 2. Signup Bonus. As an inducement to Wing to accept employment with ATAH, ATAH agrees to pay Wing a signup bonus in the amount of One Hundred Fifty-Seven Thousand Five Hundred Dollars ($157,500). The signup bonus will be paid to Wing, less appropriate payroll withholdings and deductions, including for federal, state and local taxes and contributions, by wire transfer (in accordance with wire transfer instructions to be provided by Wing) upon execution of this Employment Agreement.

          Section 3. Salary and Benefits. Wing's annual salary and benefits as ATAH's Executive Vice President and Chief Financial Officer shall be as established from time to time by ATAH's board of directors and/or compensation committee. Wing's beginning annual salary will be $315,000 per year. As with other ATAH officers, Wing's salary and benefits will be subject to change from time to time, with or without notice, by ATAH's board of directors and/or compensation committee. During his tenure as ATAH's Executive Vice President and Chief Financial Officer, Wing will be afforded the same benefits as other comparable senior executives of ATAH (not including the offices of Chief Executive Officer, President and Chairman of the Board of Directors). Wing's benefits and seniority will be retroactive to June 24, 2004, with no break in service.

          Section 4. Key Employee Retention Plan. It is presently contemplated that ATAH and/or subsidiaries of ATAH (collectively, "ATA") may implement a Key Employee Retention Plan ("KERP") in the near future. If and when ATA implements a KERP, Wing will be offered the opportunity to enter into a Key Employee Retention Plan Agreement on the same terms and conditions offered to other ATAH senior executives.

          Section 5. Public Announcement. Wing's return as ATAH's Executive Vice President and Chief Financial Officer will be publicly announced in the form attached hereto as Exhibit A at such time as ATAH's board of directors determines to be appropriate but in no event later than four (4) business days after the Agreement Date.

          Section 6. Enforcement. In the event of a material breach of this Employment Agreement, the non-breaching party will be entitled to all available remedies at law and equity, including recovery of damages, as well as reasonable attorneys' fees and expenses in connection with any action or proceeding to enforce or otherwise seek redress for any material breach of this Employment Agreement.

          Section 7. Governing Law. The parties agree that this Employment Agreement is governed in all respects (including matters of enforceability, construction and interpretation) by the internal laws of the State of Indiana, without regard to conflict of laws principles.

          Section 8. Counterparts. This Employment Agreement may be executed in counterparts, each of which will be deemed an original and all of which together constitute a single, complete instrument.

          Section 9. Headings. The parties mutually agree and acknowledge that the section headings in this Employment Agreement are for convenience only and do not constitute a substantive part of this Employment Agreement. Section headings shall not be considered when interpreting or construing any provision of this Employment Agreement.

     IN WITNESS WHEREOF the parties have executed this Employment Agreement on the date(s) set forth below.

Dated:  October 18, 2004          /s/David M. Wing
                                  ----------------
                                  David M. Wing

                                  ATA HOLDINGS CORP.,
                                  an Indiana corporation


Dated:  October 19, 2004          By:/s/Gilbert F. Viets
                                  ----------------------------------------------
                                  Printed: Gilbert F. Viets
                                  Title:   Executive Vice President &
                                  Chief Financial Officer